Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201596
Prospectus Supplement No. 8
(to Prospectus dated February 25, 2015)

2,724,000 Units Consisting of
Shares of Series E Convertible Preferred Stock and
Series C Warrants, each to Purchase One Share of Common Stock

This prospectus supplement supplements the prospectus dated February 25, 2015, as supplemented by prospectus supplement No. 1 dated April 20, 2015, prospectus supplement No. 2 dated April 22, 2015, prospectus supplement No. 3 dated April 23, 2015, prospectus supplement No. 4 dated May 14, 2015, prospectus supplement No. 5 dated June 2, 2015, prospectus supplement No. 6 dated June 15, 2015, and prospectus supplement No. 7 dated June 23, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series E Convertible Preferred Stock and Series C Warrants that were part of the units (the “Units”) we issued in our public offering, which closed initially on March 2, 2015 (the “Offering”). The securities underlying the Series E Convertible Preferred Stock include 10,896,000 shares of our common stock issuable upon conversion of the Series E Convertible Preferred Stock and 21,792,000 shares of our common stock issuable upon the exercise of the Series C Warrants.

Each share of Series E Convertible Preferred Stock is convertible at the option of the holder into four common shares upon the earlier of (i) August 25, 2015, (ii) 15 days after the Separation Trigger Date in the event of Early Separation or (iii) upon the cash exercise of the Series C Warrants which, along with the Series E Convertible Preferred Stock, underlie the Units. The Series C Warrants have an exercise price of $2.55 and are exercisable upon the earlier of (i) August 25, 2015, (ii) 15 days after the Separation Trigger Date in the event of Early Separation or (iii) at any time if the holder elects to exercise such Series C Warrants for cash. The Series C Warrants will expire on February 25, 2020. This prospectus also covers the shares of common stock issuable from time to time upon the exercise of the Series C Warrants. This prospectus also covers the Units and underlying securities issuable upon exercise of the unit purchase option to be issued to the underwriters.

This prospectus supplement No. 8 incorporates into the Prospectus our current report on Form 8-K, filed with the Securities and Exchange Commission on August 6, 2015, pursuant to which the Company announced the separation and delisting of the Units.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock and the Units are listed on The NASDAQ Capital Market under the symbols “GBSN” and “GBSNU”, respectively. On August 5, 2015, the closing sale price of our common stock and the Units on The NASDAQ Capital Market was $2.57 per share and $16.28 per Unit, respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK
FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 6, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 6, 2015, Great Basin Scientific, Inc. (the “Company”) issued a press release announcing the separation of its publicly traded Units (Nasdaq: GBSNU) effective as of August 25, 2015, including the delisting of the Units on The Nasdaq Capital Market. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

The common stock of the Company (Nasdaq: GBSN) will remain listed on The Nasdaq Capital Market and is unaffected by the delisting of the Units.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press release dated August 6, 2015

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: August 6, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated August 6, 2015

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Exhibit 99.1

Great Basin Announces Upcoming Separation of Publicly Traded Units
Separation and delisting from Nasdaq will occur on August 25, 2015

Salt Lake City, August 6, 2015 - Great Basin Scientific, Inc. (NASDAQ: GBSN, GBSNU), a molecular diagnostics company, announced today that its publicly traded units (the “Units”) (symbol: GBSNU) will separate on August 25, 2015, as disclosed in the prospectus dated February 25, 2015, with each Unit separated into its component parts (eight Series C Warrants and one share of Series E Convertible Preferred Stock). In connection with the separation of the Units, the Units will be delisted from The Nasdaq Capital Market effective August 25, 2015.

The common stock of the Company (symbol: GBSN) will remain listed on The Nasdaq Capital Market and is unaffected by the delisting of the Units.

About Great Basin Scientific
Great Basin Scientific is a molecular diagnostics company that commercializes breakthrough chip-based technologies.  The Company is dedicated to the development of simple, yet powerful, sample-to-result technology and products that provide fast, multiple-pathogen diagnoses of infectious diseases. The Company’s vision is to make molecular diagnostic testing so simple and cost-effective that every patient will be tested for every serious infection, reducing misdiagnoses and significantly limiting the spread of infectious disease. More information can be found on the company’s website at www.gbscience.com.

Media Contact:
Kate Ottavio Kent
ICR
203.682.8276
Kate.Ottavio-Kent@icrinc.com

Investor Relations Contact:
Bob Yedid
ICR
646.277.1250
bob.yedid@icrinc.com
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